Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY FINALIZES ACQUISITION OF NEW MEXICO GAS CO.

New Mexico customers will begin seeing savings on their bills within 30 days

Tampa, Fla. (Sept. 3, 2014) – TECO Energy Inc. (NYSE: TE) closed Tuesday on its $950 million acquisition of Albuquerque-based New Mexico Gas Intermediate (NMGI), the parent company of New Mexico Gas Co. (NMGC).

With the addition of NMGC’s more than 513,000 gas customers, TECO Energy’s utility subsidiaries now serve almost 870,000 regulated gas customers in two states, and more than 1.5 million regulated electric and gas customers in Florida and New Mexico.

“Today is a special day for TECO Energy and New Mexico Gas Co.” said John Ramil, president and chief executive officer of TECO Energy. “Our teams have worked tirelessly for more than a year to make this acquisition happen, and we couldn’t be more pleased to welcome New Mexico Gas Co. to the TECO family of companies.

“With our permanent financing put in place in July under very favorable market conditions, and our expectations for efficiencies in New Mexico and Florida as a result of integrating the two companies, we are now optimistic that the transaction will be accretive to our earnings for the full year in 2015, which is sooner than previously expected,” Ramil said.

The New Mexico Public Regulation Commission approved the transaction Aug. 13.

The transaction was financed through a combination of $292 million of TECO Energy equity, the assumption of $200 million of existing NMGC debt, the private placement of $270 million of debt at NMGI and NMGC, cash on hand and short-term TECO Energy debt. The final purchase price is subject to customary adjustments post-closing.

Morgan Stanley acted as financial advisor to TECO Energy. Skadden, Arps, Slate, Meagher & Flom LLP, and Cuddy & McCarthy LLP acted as legal advisors to TECO Energy. Edwards Wildman Palmer LLP acted as legal advisors to TECO Energy for acquisition financing. Credit Suisse Securities (USA) LLC and Tudor, Pickering, Holt & Co. LLC, acted as financial advisors to Continental Energy Systems LLC, the seller. Cravath, Swaine & Moore LLP acted as legal advisor to Continental Energy Systems LLC. Keleher & McLeod PA acted as regulatory legal advisor to NMGC.

Key benefits of this transaction include:

•	NMGC customer rates will be frozen until the end of 2017.

•	NMGC customers will benefit from at least $11 million in anticipated savings early through a credit on their bills.

TECO Energy

702 N. Franklin St.

Tampa, FL 33602

•	TECO will cap NMGC position losses at 99 over three years. Many of those reductions will be through attrition.

•	NMGC will retain its name, and its headquarters will remain in Albuquerque.

•	TECO will maintain or increase NMGC’s current level of community involvement and support.

•	TECO has agreed to own NMGC for at least 10 years.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 513,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements regarding the acquisition of New Mexico Gas Co. and its expected accretion to TECO Energy’s earnings, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: the ability of TECO Energy to successfully integrate and obtain the anticipated results and synergies from the New Mexico Gas Co. acquisition; regulatory actions by federal, state or local authorities that could impact operations or financial results; the risk that cost savings in New Mexico and Florida may not be realized as and when expected; general economic conditions in New Mexico and Florida affecting customer growth and energy sales at the utility companies; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013, and as updated in subsequent filings with the SEC.

Media Contact: Cherie Jacobs 813.228.4945

Investors Contact: Mark Kane 813.228.1772

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TECO Energy

702 N. Franklin St.

Tampa, FL 33602